Exhibit 23.4

CONSENT OF QUALIFIED PERSON

In connection with the Company’s Registration Statement on Form S-8 and any prospectuses or amendments or supplements and/or exhibits thereto (the “Registration Statement”), the undersigned consents to:

•	the incorporation by reference and use of the technical report summary titled “S-K 1300 Initial Assessment and Technical Report Summary – Richmond Hill Gold Project, South Dakota, U.S.A.,” with an effective date of February 3, 2025 (the “TRS”), which has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024;

•	the use of and references to the undersigned’s name, including the undersigned’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in connection with the TRS and the Registration Statement; and

•	Any extracts or summaries of the TRS included or incorporated by reference in the Registration Statement, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Registration Statement.

The undersigned is the qualified person responsible for authoring, and this consent pertains to, following sections of the TRS: 1.5, 9.2, 10, 22.2, 23.2, 23.6

Dated May 27, 2025

For Woods Process Service, LLC.

/s/ Jeffrey Woods